UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2020
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VALVOLINE INC.
(Exact name of registrant as specified in its charter)
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Kentucky	001-37884	30-0939371
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Valvoline Way
Lexington, KY 40509
(Address of Principal Executive Offices)

(859) 357-7777
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 20, 2020, Valvoline Inc. (“Valvoline” or the “Company”) notified The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”) under the Amended and Restated Credit Agreement, dated as of April 12, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Valvoline, the subsidiaries of Valvoline party thereto from time to time, the lenders party thereto from time to time and the Administrative Agent, that the Company was requesting to borrow $450 million under the Credit Agreement’s $475,000,000 revolving credit facility (the “Revolving Credit Facility”)on March 25, 2020. Prior to such notice, there were no amounts outstanding under the Revolving Credit Facility, other than $7 million for standby letters of credit.

The amount borrowed under the Revolving Credit Facility will bear interest as provided in the Credit Agreement. The Company has elected an interest rate (as permitted under the Credit Agreement) tied to 30-day LIBOR. Based on the Company’s current corporate credit ratings, the initial interest rate for the first 30-day period ending April 24, 2020 will be based on LIBOR plus a margin of 1.500%. The Revolving Credit Facility matures on April 12, 2024. The Company may prepay the amount borrowed at any time or from time to time without premium or penalty, subject to payment of any applicable customary LIBOR breakage costs. The borrowing will be subject to and repayable in accordance with the terms and conditions of the Credit Agreement, including those provisions relating to events of default and acceleration. The material terms of the Credit Agreement are described in the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2019, which description is incorporated herein by reference.

Also, on March 20, 2020, Valvoline’s wholly-owned subsidiary, LEX Capital LLC (“LEX”), notified PNC Bank, National Association (“PNC Bank”), as agent under the Transfer and Administration Agreement, dated as of November 29, 2016 (as amended by the First Amendment, dated as of November 20, 2017, the Second Amendment, dated as of January 31, 2020, and as further amended, restated, extended, supplemented or otherwise modified from time to time, the “Trade Receivables Facility”), among LEX, Valvoline LLC, the Originators, the Investors, Letter of Credit Issuers, Managing Agents and Administrators (all as defined in the Trade Receivables Facility) and PNC Bank as agent for the Investors, that LEX was requesting a receivables financing in the amount of $75 million under the Trade Receivables Facility on March 24, 2020. Prior to such notice, there were no amounts outstanding under the Trade Receivables Facility. Pursuant to the Trade Receivables Facility, the interest equivalent yield paid by LEX will be based on (i) with respect to the Conduit Investor, the rate for commercial paper issued by the Conduit Investor and (ii) for all other Investors, the 30-day LIBOR rate plus a margin. The material terms of the Trade Receivables Facility are described in the Company’s Currents Reports on Form 8-K filed with the SEC on December 2, 2016, November 28, 2017 and February 4, 2020, which descriptions are incorporated herein by reference.

The Company’s borrowings under the Revolving Credit Facility and the receivables financing request under the Trade Receivables Facility were taken as a precautionary measure to increase its cash position and preserve financial flexibility due to the uncertainty resulting from the COVID-19 pandemic. In accordance with the terms of the Revolving Credit Facility and Trade Receivables Facility, the proceeds from the borrowings and the receivables financing (as the case may be) may be used for working capital, general corporate purposes, or other purposes permitted under such facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALVOLINE INC.

Date: March 26, 2020	By:	/s/ Julie M. O'Daniel
Julie M. O'Daniel
Senior Vice President, Chief Legal Officer & Corporate Secretary